Exhibit: 99.1

P.O. Box 718 · Evansville, IN 47705
NYSE Symbol: ONB

NEWS RELEASE

SUBJECT:	OLD NATIONAL REPORTS $.28 EARNINGS PER SHARE FROM CONTINUING OPERATIONS FOR THE FIRST QUARTER:
UP 7.7% FROM FOURTH QUARTER OF 2004

DATE:	April 21, 2005

For Further Information Call:

Analysts	Media
Lynell J. Walton – (812) 464-1366	Kathy Schoettlin – (812) 465-7269
Vice President – Investor Relations	Assistant Vice President – Public Relations

First-Quarter vs. Fourth-Quarter Highlights:

– Sharpened strategic focus

– Net charge-offs decrease 57.5%

– Classified and criticized loans decrease 8.4%

– Noninterest expenses decrease 11.2%

– Deposit mix continues to improve – net interest margin stable

Old National Bancorp (NYSE: ONB) announced today first-quarter earnings from continuing operations were $19.4 million, or $.28 per share. These results represent a 7.7% increase in earnings per share over the $.26 earned in the fourth quarter of 2004 and a 3.7% increase over the $.27 earned in the first quarter of 2004.

Net income for the quarter was $18.5 million, or $.27 per share, basically even with the $18.6 million, or $.27 per share, earned in the fourth quarter of 2004. Net income for the first quarter of 2004 was $19.5 million, or $.28 per share.

During the first quarter, the company recorded goodwill impairment charges taken as a result of current market valuations prepared in connection with the sale of two non-strategic assets as part of a more focused strategy. Excluding the after-tax impact of these goodwill impairment charges, adjusted net income for the quarter was $20.6 million, or $.29 per share. Old National management believes that excluding these impairment charges provides a more comparable trend analysis of the company’s core earnings. Below is a table reconciling net income to adjusted net income over the three quarters indicated:

	1Q05		1Q04		4Q04

($ in millions, except per-share data)	$	EPS	$	EPS	$	EPS
Income from Continuing Operations	19.4	.28	18.6	.27	18.2	.26
Discontinued Operations (net of tax)	(.9)	(.01)	.9	.01	.4	.01
Net Income (as reported)	18.5	.27	19.5	.28	18.6	.27
Goodwill Impairment Add-Back	2.1	.02	—	—	—	—
Adjusted Net Income	20.6	.29	19.5	.28	18.6	.27

President and CEO Bob Jones noted, “Old National’s first-quarter performance began to reflect the hard work and effort of our associates in 2004. We are particularly pleased with the continued progress we have made in credit quality and expense management. Our more focused community bank strategy is taking shape; the key going forward is to build client relationships while maintaining our accountability for credit quality and expense management.”

Total assets of the company at March 31, 2005, were $8.793 billion compared to $8.898 billion at December 31, 2004, and $9.267 billion at March 31, 2004. The reduction in the asset size of the company over the last 12 months has been entirely in the loan portfolio. This reduction was primarily the result of the sale of $405.6 million in residential mortgage loans and $43.1 million of non-performing commercial and commercial real estate loans in the second and fourth quarters of 2004, respectively. Total shareholders’ equity at March 31, 2005, was $670.6 million compared to $740.9 million at March 31, 2004, and represented a book value of $9.76 per share compared to $10.62 per share at the same date last year.

Renewed Strategic Focus

     -Divestments planned in line with vision

As part of the execution of the refocused community banking strategy, Old National identified, in its 2004 10-K, selected non-strategic assets as available for sale. As of March 31, 2005, these assets are reported as discontinued operations. Jones noted, “In applying our new strategic direction and focus of becoming a high-performing community bank, we identified specific assets which didn’t fit into the Old National vision. As a result, we are currently in negotiations to sell the J.W. Terrill Insurance Agency in St. Louis, Missouri, and the Fund Evaluation Group in Cincinnati, Ohio. We are a community bank, and we are going to focus our energy and resources into the communities within our current footprint.

“This does not mean that we are shifting our focus away from the insurance line of business. As evidenced by our recent announcement to acquire the J.W.F. Insurance Companies in Indianapolis, Indiana, we are establishing a stronger commitment to this line of business as part of our overall relationship strategy. This acquisition is expected to bring approximately $13 million in additional insurance revenues to Old National on an annualized basis.”

Strategic Imperatives

In the fall of 2004, Old National identified three strategic imperatives which are critical in establishing the company’s presence as a high-performing financial institution:

1.	Strengthen the risk profile.

2.	Leverage the management discipline developed with ASCEND.

3.	Achieve consistent quality earnings.

Strengthen the Risk Profile

The company’s investment in enhanced credit administration and work-out programs continues to result in improved credit quality. Net charge-offs for the first quarter of 2005 were $4.5 million, a 57.5% decrease from the $10.6 million recorded during the fourth quarter of 2004 and a $1.0 million increase from the $3.5 million net charge-offs during the first quarter of 2004. The first-quarter net charge-offs represented .37% of total average loans on an annualized basis compared to .61% for the full year 2004.

The provision for loan losses during the first quarter was $5.1 million. The provision during the same quarter of 2004 was $7.5 million, while the company did not record any additional provision during the fourth quarter of 2004. Total provision for loan losses for 2004 was $22.4 million.

Non-performing loans at March 31, 2005, were $55.2 million, basically unchanged from the $54.9 million at December 31, 2004, but down significantly from the $107.1 million at March 31, 2004. While the level of non-performing loans remained relatively unchanged from last quarter, the total portfolio of loans identified by the company as problem credits continues to decline. Total classified and criticized loans at March 31, 2005, were $311.6 million, down 8.4% from the $340.3 million at December 31, 2004, and 40.8% lower than the $526.4 million reported at March 31, 2004.

Daryl Moore, Chief Credit Officer, stated, “We continue to be satisfied with the progress in the work-out of our problem loan portfolio and our recent level of net charge-offs. The investment we made last year in the credit administration area has served us well as we continue to make progress toward improving the risk profile of our loan portfolio.”

The reserve for loan losses at March 31, 2005, was $86.3 million compared to $85.7 million at December 31, 2004, and $100.6 million at March 31, 2004. As a percentage of total loans, the reserve at March 31, 2005, stood at 1.74% compared to 1.80% at the same date last year.

Leverage Management Discipline

Chris Wolking, Chief Financial Officer, noted, “One of the most fundamental elements of a high-performing company, and a critical measure of management discipline, is expense control. An ongoing benefit from our ASCEND project is the additional analytical rigor and management disciplines that now drive our strategic decisions. Accountability is critical to this process. Our monthly dashboard meetings with management highlight variances and require corrective action where necessary.”

Noninterest expenses for the first quarter of 2005 were $66.1 million, down significantly from the $74.4 million incurred during the fourth quarter of 2004 and the $73.8 million incurred in the first quarter of 2004. Below is a table illustrating the decline in expenses over the three quarters indicated:

($ in millions)	1Q05	1Q04	4Q04
Salaries and Employee Benefits	$39.0	$44.2	$41.3
Other Expenses	27.1	29.6	33.1
Total Noninterest Expenses	$66.1	$73.8	$74.4

Achieve Consistent Quality Earnings

“The recipe for succeeding at the third imperative is to focus on the first two imperatives while obtaining quality revenue growth,” stated Jones. “While we have made progress within areas of noninterest income and our mix of deposits, we continue to focus on building relationships through quality loan and deposit growth.”

Balance Sheet & Funding

Commercial and commercial real estate loans at March 31, 2005, were $3.162 billion, a slight reduction in outstandings from the $3.204 billion at December 31, 2004.

Consumer loan outstandings at March 31, 2005, were $1.220 billion, a 3.8% increase over the $1.175 billion outstanding a year ago but basically flat with the $1.026 billion at the end of 2004.

The company continues to reduce its investment portfolio assets in recognition of the narrow spreads available on those assets in the current rate environment. During the quarter, $35.6 million of investment portfolio assets were sold, resulting in a net loss of $.5 million.

Total core deposits at March 31, 2005, were $5.989 billion, a reduction of $40.0 million from December 31, 2004, and $41.4 million below March 31, 2004, levels. The mix of the core deposit funding pool, however, has changed significantly over the last 12 months, reflecting the company’s increased focus on growing and retaining lower-cost demand deposits and transaction accounts. Demand deposits, NOW accounts, and money market and savings accounts have grown by $350.2 million since March 31, 2004, while higher-cost CDs have decreased by $391.6 million over that same period. Below is a table, showing end-of-period balances, illustrating the change in deposit mix over the three quarters indicated:

($ in millions)	1Q05	1Q04	4Q04
Noninterest-Bearing Demand Deposits	$850.6	$794.5	$851.2
NOW and Savings Accounts	2,322.3	2,055.0	2,400.9
Money Market Accounts	620.0	593.2	573.3
Other Time	2,195.7	2,587.3	2,203.2
Total Core Deposits	$5,988.6	$6,030.0	$6,028.6

The company’s reliance on wholesale borrowed funds continues to diminish, reflecting the reduction in earning assets and stable levels of total core deposits. Total wholesale borrowed funds at March 31, 2005, were $2.022 billion, $337.7 million less than at the same date in 2004.

Net Interest Income

Net interest income during the first quarter of 2005 was $64.2 million and represented a net interest margin on total average earning assets of 3.22%, compared to 3.21% for the fourth quarter of 2004. The reduction in net interest income from the $65.3 million earned during the fourth quarter of 2004 was primarily attributable to the reduction in loans and investments.

This reduction in both net interest income and net interest margin reflects the smaller portfolio of earning assets. Total average earnings assets during the first quarter of 2005 were $497.7 million, or 5.9%, lower than during the comparable period in 2004. All of this decrease was in the loan portfolio and mainly attributable to the loan sales discussed above.

Other Income

Total fees and service charge revenues during the first quarter of 2005 were $36.2 million, a $1.1 million increase over the fourth quarter of 2004 and 2.0% ahead of the $35.5 million recorded in the first quarter of 2004. When compared to fourth quarter of 2004, strong performance of the insurance agency operations along with a combination of other income items more than offset the seasonal decline in revenue generated from service charges on deposit accounts.

Insurance revenue during the first quarter of 2005 was $9.1 million compared to $8.0 million in the fourth quarter of 2004. The improvement in revenue compared to the fourth quarter reflects the receipt of annual loss experience commission adjustments from the insurance companies with whom the agencies place business.

The most significant increase compared to the first quarter of 2004 related to mortgage revenue. During the first quarter of 2004, mortgage revenue was negative, as the impairment adjustment to the carrying value of the company’s mortgage servicing rights asset was greater than sales, origination and servicing revenues. The mortgage servicing rights impairment charge for that quarter was $1.4 million, compared to no adjustment taken in the first quarter of this year.

2005 Outlook

Jones noted, “Although we made much progress internally over the last two quarters, it is not yet fully reflected in our earnings. This progress is, however, laying the foundation on which Old National will become a high-performing institution. The change in deposit mix, reduction in expenses, and improvement in credit quality are the result of this execution. Our three strategic imperatives drive business decisions every day, as evidenced by our recent insurance acquisition and two planned divestitures. The following table reflects the ranges of anticipated impact of discontinued operations for the remainder of 2005.

“The pending sale of the J.W. Terrill Insurance Agency will have a significant tax expense impact. This agency was acquired in a tax-free reorganization and will therefore create a tax expense of approximately $8 to $10 million at the time of sale and will be included in discontinued operations.

     Earnings per share guidance:

	2Q05	FY05
Income from Continuing Operations	$.31 to $.35	$1.33 to $1.41
Discontinued Operations (net of tax)	(.11) to (.13)	(.11) to (.13)
Net Income	$.20 to $.22	$1.22 to $1.28

“I know I speak for all of our management team when I state that we are all fully accountable for achieving the mission of the company, which is to consistently exceed the expectations of our clients, associates and shareholders.”

With $8.8 billion in assets, Old National Bancorp is the largest financial services holding company headquartered in Indiana and ranks among the top 100 banking companies in the United States. Since its founding in Evansville in 1834, Old National has focused on community banking by building long-term, highly valued relationships with clients. Throughout the years, the company has expanded across its home state and into Illinois, Kentucky, Ohio and Tennessee. Focused on exceeding client expectations, the Old National team of financial professionals provides a broad range of services including retail and commercial banking, wealth management, insurance, and brokerage. For more information and financial trend data, please visit the company’s website at www.oldnational.com.

Conference Call

Old National will hold a conference call at 2:30 p.m. Central on Thursday, April 21, 2005, to discuss first-quarter 2005 financial results, discontinued operations, strategic developments and 2005 outlook. The live audio web cast of the call, along with the corresponding presentation slides, will be available on the company’s Shareholder Relations web page at www.oldnational.com and will be archived there for 12 months. A replay of the call will also be available from 5:30 p.m. (Central) on April 21 through 12:00 midnight on May 5. To access the replay, dial 1-888-203-1112, confirmation code 8495021.

Forward-Looking Statement

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include expressions such as “expects,” “intends,” “believes,” “anticipates,” and “should,” which are statements of belief as to the expected outcomes of future events. Actual results could materially differ from those presented. Internal and external factors that might cause such a difference include, but are not limited to, market, economic, operational, liquidity, credit and interest rate risks associated with Old National’s business, competition, government legislation and policies, ability of Old National to execute its business plan and implement the ASCEND project initiatives, credit quality trends and the ability to generate loans, other matters discussed in this news release, and other factors identified in the company’s form 10-K and other periodic filings with the Securities and Exchange Commission. Actual results could materially differ from those contained in or implied by such statements. Old National undertakes no obligation to release revisions to these forward-looking statements or reflect events or conditions after the date of this release.

Non-GAAP Financial Measures

This release contains non-GAAP financial measures. For purposes of Regulation G, a non-GAAP financial measure is a numerical measure of the registrant’s historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet or statement of cash flows (or equivalent statements) of the issuer; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. In this regard, GAAP refers to generally accepted accounting principles in the United States. Pursuant to the requirements of Regulation G, Old National Bancorp has provided reconciliations within this release, as necessary, of the non-GAAP financial measure to the most directly comparable GAAP financial measure.

OLD NATIONAL BANCORP
Financial Highlights

	Three-Months Ended
	March 31

($ in thousands except per-share data)
(FTE) Fully taxable equivalent basis.	2005	2004	Change	% Change
Income Data:
Net Interest Income (FTE)	$64,200	$71,185	$(6,985)	(9.8)%
Fee and Service Charge Revenues	36,246	35,521	725	2.0
Securities Gains (Losses)	(520)	1,985	(2,505)	(126.2)
Total Revenue (FTE)	99,926	108,691	(8,765)	(8.1)
Provision for Loan Losses	5,100	7,500	(2,400)	(32.0)
Noninterest Expense	66,077	73,848	(7,771)	(10.5)
Income before Taxes and Discontinued Operations	28,749	27,343	1,406	5.1
Provision for Taxes (FTE)	9,309	8,753	556	6.4
Income from Continuing Operations	19,440	18,590	850	4.6
Income (Loss) from Discontinued Operations Net of Tax	(984)	919	(1,903)	(207.1)
Net Income	18,456	19,509	(1,053)	(5.4)

Per Share Data: (Diluted) (1) (2)
Net Income from Continuing Operations	.28	.27	.01	3.7
Net Income (Loss) from Discontinued Operations	(.01)	.01	(.02)	(200.0)
Net Income	.27	.28	(.01)	(3.6)
Net Income (Cash Basis) (3)	.30	.27	.03	11.1
Average Diluted Shares Outstanding	68,787	69,783	(996)	(1.4)
Book Value	9.76	10.62	(.86)	(8.1)
Stock Price	20.30	21.52	(1.22)	(5.7)

Performance Ratios:
Return on Average Assets	.84%	.84%	—	—
Return on Average Equity (4)	10.48	10.68	(.20)	(1.9)
Net Interest Margin (FTE)	3.22	3.37	(.15)	(4.5)
Other Expense to Revenue (Efficiency Ratio) (6)	66.13	67.94	(1.81)	(2.7)
Net Charge-offs to Average Loans (5)	.37	.25	.12	48.0
Reserve for Loan Losses to Ending Loans (5)	1.74	1.80	(.06)	(3.3)
Non-Performing Loans to Ending Loans (5)	1.11	1.92	(.81)	(42.2)

Balance Sheet:
Average Assets	8,817,009	9,261,140	(444,131)	(4.8)
End of Period Balances:
Assets	8,793,047	9,267,289	(474,242)	(5.1)
Commercial and Consumer Loans	4,382,120	4,620,498	(238,378)	(5.2)
Residential Real Estate Loans (5)	589,904	957,051	(367,147)	(38.4)
Core Deposits (Excluding Brokered CDs)	5,988,562	6,029,977	(41,415)	(.7)
Shareholders’ Equity	670,589	740,861	(70,272)	(9.5)

(1)	All share and per-share data have been adjusted for stock dividends.

(2)	Assumes conversion of stock options and restricted stock.

(3)	Excludes after-tax impact of amortization of intangible assets and goodwill impairment.

(4)	Based on average shareholders’ equity of $704,713 and $730,507, respectively, for 2005 and 2004.

(5)	Includes residential loans held for sale.

(6)	Based on income from continuing operations.

OLD NATIONAL BANCORP
Financial Highlights

	Three-Months Ended

($ in thousands except per-share data)	March 31,	December 31,
(FTE) Fully taxable equivalent basis.	2005	2004	Change	% Change
Income Data:
Net Interest Income (FTE)	$64,200	$65,326	$(1,126)	(1.7)%
Fee and Service Charge Revenues	36,246	35,083	1,163	3.3
Securities Gains (Losses)	(520)	627	(1,147)	(182.9)
Total Revenue (FTE)	99,926	101,036	(1,110)	(1.1)
Provision for Loan Losses	5,100	—	5,100	100.0
Noninterest Expense	66,077	74,439	(8,362)	(11.2)
Income before Taxes and Discontinued Operations	28,749	26,597	2,152	8.1
Provision for Taxes (FTE)	9,309	8,401	908	10.8
Income from Continuing Operations	19,440	18,196	1,244	6.8
Income (Loss) from Discontinued Operations Net of Tax	(984)	399	(1,383)	(346.6)
Net Income	18,456	18,595	(139)	(.7)

Per Share Data: (Diluted) (1) (2)
Net Income from Continuing Operations	.28	.26	.02	7.7
Net Income (Loss) from Discontinued Operations	(.01)	.01	(.02)	(200.0)
Net Income	.27	.27	—	—
Net Income (Cash Basis) (3)	.30	.27	.03	11.1
Average Diluted Shares Outstanding	68,787	70,022	(1,235)	(1.8)
Book Value	9.76	10.15	(.39)	(3.8)
Stock Price	20.30	24.63	(4.33)	(17.6)

Performance Ratios:
Return on Average Assets	.84%	.83%	.01	1.2
Return on Average Equity (4)	10.48	10.45	.03	.3
Net Interest Margin (FTE)	3.22	3.21	.01	.3
Other Expense to Revenue (Efficiency Ratio) (6)	66.13	73.68	(7.55)	(10.2)
Net Charge-offs to Average Loans (5)	.37	.83	(.46)	(55.4)
Reserve for Loan Losses to Ending Loans (5)	1.74	1.72	.02	1.2
Non-Performing Loans to Ending Loans (5)	1.11	1.10	.01	.9

Balance Sheet:
Average Assets	8,817,009	9,002,383	(185,374)	(2.1)
End of Period Balances:
Assets	8,793,047	8,898,304	(105,257)	(1.2)
Commercial and Consumer Loans	4,382,120	4,409,419	(27,299)	(.6)
Residential Real Estate Loans (5)	589,904	577,907	11,997	2.1
Core Deposits (Excluding Brokered CDs)	5,988,562	6,028,600	(40,038)	(.7)
Shareholders’ Equity	670,589	703,208	(32,619)	(4.6)

(1)	All share and per-share data have been adjusted for stock dividends.

(2)	Assumes conversion of stock options and restricted stock.

(3)	Excludes after-tax impact of amortization of intangible assets and goodwill impairment.

(4)	Based on average shareholders’ equity of $704,713 and $711,601, respectively, for March 31, 2005, and December 31, 2004.

(5)	Includes residential loans held for sale.

(6)	Based on income from continuing operations.